Exhibit 3.1

                                    AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                     INNOVATIVE SOFTWARE TECHNOLOGIES, INC.


      On August 8, 2001, Innovative Software Technologies, Inc. filed a Certificate of Amendment of Articles of Incorporation with the California Secretary of State, certifying that Article FIFTH of the Articles of Incorporation was amended to read as follows:

                                  ARTICLE FIVE

      The total number of shares of stock which the corporation shall have the authority to issue 125,000,000 consisting of 100,000,000 shares of Common Stock, $0.001 par value share ("Common Stock"), and 25,000,00 shares of Preferred Stock, having no par value per share (the Preferred Stock).

      Dividends may be paid upon the Common Stock as and when declared by the Board of Directors of the Corporation out of any funds legally available therefore. The rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock will later be determined by the board of directors.